Exhibit 99.1

Imperial Parking Corporation Announces 2003 Year End Results — Sale of Company results in Non-cash Goodwill Impairment Charge of $33.5 million

Vancouver, B.C. — February 13, 2004 — Imperial Parking Corporation (“Impark” or the “Company”) (AMEX:IPK) today reported a net loss of $33.5 million, or $18.35 per diluted share, for 2003 compared to net income of $1.9 million, or $1.02 per diluted share, for 2002. The net loss for 2003 results entirely from a $33.5 million goodwill impairment charge recognized to reflect the value established by Impark’s recently announced sale to affiliates of The Gates Group LLC, a private investor based in Cleveland, Ohio (“The Gates Group”), for $26.00 in cash per share, subject to reduction in the event that certain of Impark’s transaction costs exceed $1.55 million. In addition, Impark incurred $1.5 million of legal and professional fees in 2003 related to assisting a Special Committee of its Board of Directors, formed on January 8, 2003, with the examination of the Company’s strategic alternatives following the decision of Gotham Partners to sell its 31% ownership interest in the Company. Pro forma net earnings for the year excluding the $33.5 million goodwill impairment charge and the $1.5 million in transaction related costs decreased by 23.7% to $1.5 million or $0.80 per diluted share, compared to $1.9 million or $1.02 per diluted share in the prior year (see footnote1 below).

Total revenues increased 10.5% in 2003, to $154.5 million for the year ended December 31, 2003 compared to $139.8 million for the year ended December 31, 2002. Parking and management contract revenues increased 10.8% in 2003, to $121.1 million from $109.4 million in 2002. Of the $11.7 million increase in parking and management contract revenues recorded this year, the Company’s Canadian and United States operations contributed $7.7 million and $4.0 million, respectively. The increase in revenue from the Company’s Canadian operations was primarily attributable ($5.8 million) to the stronger Canadian dollar with an average exchange rate for the year of C$1.00=US$0.71 compared to $0.64 in the prior year. The increase in revenues from the Company’s U.S. operations was primarily attributable to the opening of new locations in Milwaukee and Miami.

Cash and cash equivalents increased by $3.7 million in 2003, to $18.8 million from $15.1 million at December 31, 2002. The increased cash position resulted from cash flow from operations of $6.4 million, a decrease in net cash flow from financing and investing activities of $4.3 million and an increase in cash flow due to the effect of foreign exchange rates of $1.6 million.

Commenting on Impark’s results for 2003, Charles Huntzinger, the Company’s Chief Executive Officer and President, stated, “We are pleased to have completed a difficult financial year that saw our business adversely affected by severe weather, general economic weakness and other events resulting in an overall reduction in travel and business traffic. Also, we concluded the efforts to sell the Company with the announcement in January 2004 of an agreement with The Gates Group to acquire all of the outstanding shares of the Company for $26.00 per share, subject to certain adjustments. The announced sale had a significant impact on our 2003 earnings as the agreed purchase price resulted in the recognition of a goodwill impairment of $33.5 million and we incurred $1.5 million in legal and professional costs in 2003 related to this process.”

Mr. Huntzinger continued, “We were pleased with our growth in 2003. We were able to grow revenues 10% over the prior year in a very difficult economic climate, we added 50 net new locations during the year, reflecting a 92% lot retention rate, and we are continuing our growth strategy in key U.S. markets and in Eastern Canada. We believe that with our solid base of operations and strong balance sheet we are positioned to realize improving profitability as the economy and other factors affecting our industry improve. We are beginning to see a modest improvement in the economy in some of our key markets.”

Mr. Huntzinger also commented, “We were satisfied with winning the 2002 business tax appeal in Calgary, Alberta. In previous filings we reported that we were appealing business tax assessments from the City of Calgary for 2002. In the fourth quarter, we recorded a $0.7 million tax recovery to reflect the positive outcome of the 2002 tax appeal. The Company is awaiting the outcome of two additional appeals for Calgary business tax assessments for 2001 and 2003, which are still pending.”

The table below compares the profitability of leased locations, grouped by the year operations at the location commenced, for the year ended December 31, 2003 and 2002.

			Year Ended December 31, 2003			Year Ended
	Number of Locations		(In thousands of dollars, except coverage)			December 31, 2002

	As of	As of
Year opened	December 31, 2003	December 31, 2002	Revenue	Gross Margin	Coverage(a)	Coverage(a)

Before 1999	328	350	$34,392	$4,383	1.15	1.19
1999	24	25	2,619	385	1.17	1.19
2000	44	52	14,372	1,477	1.11	1.15
2001	76	88	18,968	36	1.00	1.01
2002	48	53	11,393	773	1.07	0.99
2003	72	n/a	12,118	251	1.02	n/a

	592	568	$93,862	$7,305	1.08	1.11

(a)	Coverage is calculated by dividing Revenue by the difference of Revenue less Gross Margin.

Within the total of 592 leased locations operating at December 31, 2003, 133 of these locations incurred a combined loss of $3.0 million for the year ended December 31, 2003. Of these 133 locations, 39 were opened in 2003 and incurred an aggregate loss of $0.7 million and 11 were opened in 2002 and incurred an aggregate loss of $0.3 million.

Total revenues increased 10.4% to $39.0 million for the quarter ended December 31, 2003, compared to total revenues of $35.3 million in the prior year period. Parking and management contract revenues increased 10.3% to $30.5 million for the quarter, compared to parking and management contract revenues of $27.6 million in the prior year period. Net loss was $34.1 million, or $18.66 per diluted share, for the quarter compared to net income of $0.4 million, or $0.21 per diluted share, in the prior year period, due almost entirely to the $33.5 million goodwill impairment charge combined with other expenses of $0.5 million for legal and professional fees incurred to assist the Special Committee of the Board of Directors with the decision of Gotham Partners to sell its ownership interest in the Company. Pro forma net earnings (loss) for the quarter excluding the $33.5 million goodwill impairment charge and the $0.5 million in transaction related costs were $(0.1) million or $(0.03) per diluted share, compared to $0.4 million or $0.21 per diluted share in the prior year period (see footnote1 below).

[1]	The press release includes pro forma results that are not accepted measures of performance calculated in accordance with GAAP. We include pro forma earnings and earnings per share information because we believe it is a measure used by some investors as an indicator of our performance excluding the impact of transactions and events arising from the action of our largest shareholder to sell their interest. We use such pro forma operating results to evaluate our operating performance and believe that excluding the sale related charges enhances management’s and investor’s ability to evaluate historical operating results. This measure should not be considered in isolation to or as a substitute to net earnings (loss) or net earnings (loss) per share as determined in accordance with GAAP. Pro forma earnings as we have calculated may not be comparable to similarly titled measures provided by other companies. In the table below we have presented a reconciliation of the pro forma earnings to net earnings (loss) as determined in accordance with GAAP, the most directly comparable GAAP measure. The pro forma net earnings excludes charges related to goodwill impairment and legal and professional costs associated with the sale of the Company.

	Three months ended		Year ended
	December 31		December 31

	2003	2002	2003	2002

Net earnings (loss), GAAP	$(34,054)	$401	$(33,512)	$1,923
Adjustments:
Goodwill impairment charge	33,526	—	33,526	—
Special committee costs	476	—	1,453	—

Pro forma Net earnings (loss)	$(52)	$401	$1,467	$1,923

Pro forma diluted earnings per share	$(0.03)	$0.21	$0.80	$1.02

Imperial Parking Corporation, headquartered in Vancouver, B.C., Canada is the largest parking operator in Canada and is one of the third largest in North America. Impark currently operates more than 1,680 parking locations and over 325,000 parking spaces in Canada and the United States.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected, as a result of certain factors. A discussion of these factors is included in the Company’s filings with the Securities and Exchange Commission.

Imperial Parking Corporation
Consolidated Statements of Operations

(In thousands of U.S. dollars, except earnings per share)

	Three months ended		Year ended
	December 31		December 31

	2003	2002	2003	2002

		(restated1)		(restated1)
Revenues
Parking and management contract	$30,457	$27,610	$121,130	$109,351
Reimbursement of management contract expenses	8,520	7,700	33,367	30,491

Total revenues	38,977	35,310	154,497	139,842

Direct costs
Cost of parking and management
Contracts	24,233	22,837	97,841	87,160
Reimbursed management contract
Expenses	8,520	7,700	33,367	30,491

Total direct costs	32,753	30,537	131,208	117,651

Gross margin	6,224	4,773	23,289	22,191
Other operating expenses (income)
General and administrative	4,567	4,084	17,257	16,219
Depreciation and amortization	736	664	2,608	2,397
Equity share in limited liability company (income) losses	2	32	(147)	116
Goodwill impairment	33,526	—	33,526	—

Total other operating expenses	38,831	4,780	53,244	18,732

Operating income (loss)	(32,607)	(7)	(29,955)	3,459
Other income (expense)	(438)	20	(1,372)	94

Earnings (loss) before income taxes	(33,045)	13	(31,327)	3,553
Income tax expense (recovery)	1,009	(388)	2,185	1,630

Net earnings (loss)	$(34,054)	$401	$(33,512)	$1,923

Diluted earnings per share	$(18.66)	$0.21	$(18.35)	$1.02

(1)	Effective January 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation, for stock-based employee compensation. In accordance with Statement of Financial Accounting No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, the Company has elected to adopt the recognition and measurement provisions of SFAS 123 retroactively. As a result all prior periods presented have been restated to reflect the compensation costs that would have been recognized had the recognition provisions of SFAS 123 been applied to all awards granted to employees after December 15, 1994.

Adoption of the recognition and measurement provisions of SFAS 123 resulted in a decrease of $454,000 in additional paid in capital as of January 1, 2002, an increase of $454,000 in opening retained earnings as of January 1, 2002 and an increase of $96,000 in stock-based compensation expense recognized for the three months ended December 31, 2002 from the amounts previously reported. For the year ended December 31, 2002, adoption of the recognition provisions of SFAS 123 resulted in an increase in stock-based compensation expense of $398,000, a decrease in additional paid in capital of $56,000 as at December 31, 2002 and an increase of $56,000 in retained earnings as of December 31, 2002.

Imperial Parking Corporation
Consolidated Balance Sheets

(In thousands of U.S. dollars)

	December 31,	December 31,
	2003	2002

		(restated(1))
ASSETS
Current assets
Cash	$18,804	$15,138
Accounts receivable	7,188	6,408
Current portion of recoverable development costs	906	781
Inventory	1,229	960
Deposits and prepaid expenses	2,494	1,347
Deferred income taxes	—	1,034

Total current assets	30,621	25,668
Recoverable development costs	1,680	2,435
Fixed assets	16,773	14,350
Management and lease agreements	599	867
Other assets	6,703	3,895
Goodwill	18,839	45,213

Total Assets	$75,215	$92,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Management accounts payable	$7,849	$5,889
Trade accounts payable and other accrued liabilities	8,285	7,479
Payable to employees and former employees	2,908	2,302
Sales and other taxes payable	2,988	1,542
Bank indebtedness	5,706	3,349
Current portion of other long-term liabilities	1,052	1,581
Deferred revenue	2,441	1,985

Total current liabilities	31,229	24,127
Other long-term liabilities	3,783	4,139
Deferred income taxes	1,949	2,690

Total liabilities	36,961	30,956
Stockholders’ equity
Common stock, $.01 par value, 10,000,000 shares authorized 1,826,264 shares issued and outstanding	18	18
Additional paid-in capital	61,024	60,674
Retained earnings (deficit)	(28,952)	4,560
Accumulated other comprehensive income (loss)
Foreign currency translation adjustment	6,164	(3,780)

Total stockholders’ equity	38,254	61,472

Total Liabilities and stockholders’ equity	$75,215	$92,428

(1)	See footnote (1) to Consolidated Statement of Operations

Imperial Parking Corporation
Consolidated Statements of Cash Flow

(In thousands of U.S. dollars)

	Year ended
	December 31

	2003	2002

		(restated(1))
Cash flows from operations
Net earnings (loss) for the period	$(33,512)	$1,923
Adjustments to reconcile net earnings (loss) to cash provided by operating activities
Depreciation and amortization of management and lease agreements	2,608	2,397
Recovery of recoverable development costs	627	640
Equity share of limited liability company (income) losses	(147)	116
Stock-based compensation	344	333
Non-cash interest expense	207	128
Rent expense in excess of lease payments	552	370
Deferred income taxes	322	1,284
Discount on settlement of note receivable	100	—
Goodwill impairment	33,526	—
Changes in non-cash working capital items, excluding acquisitions
Accounts receivable	152	843
Inventory	(68)	(171)
Deposits and prepaid expenses	(595)	(214)
Management accounts payable	856	(591)
Trade accounts payable and other accrued liabilities	(362)	3,082
Payable to employees and former employees	300	348
Sales and other taxes payable	1,238	164
Deferred revenue	202	(106)

Net cash provided by operating activities	6,350	10,546

Cash flow from investing activities
Purchase of fixed assets	(2,315)	(1,675)
Change in other assets	(3,741)	(233)
Settlement of note receivable	1,036	—
Additional consideration on acquisition of parking business	(1,108)	(1,836)
Increase in recoverable development costs	—	(1,491)
Acquisition of management and lease agreements	—	(828)

Net cash used in investing activities	(6,128)	(6,063)

Cash flow from financing activities
Proceeds from bank indebtedness	3,000	—
Repayment of bank indebtedness	(646)	(552)
Change in other liabilities	(562)	122
Options exercised	6	77

Net cash provided by (used in) financing activities	1,798	(353)

Effect of exchange rate changes on cash & cash equivalents	1,646	17

Increase in cash and cash equivalents	3,666	4,147
Cash and cash equivalents, beginning of period	15,138	10,991

Cash and cash equivalents, end of period	$18,804	$15,138

(1)	See footnote (1) to Consolidated Statement of Operations

Contact: Imperial Parking Corporation, Vancouver, B.C.
Bruce Newsome (604) 331-7221 or bnewsome@impark.com
For further information please visit our website at www.impark.com